Exhibit 99.06
                                SOUTHERN COMPANY
                               FINANCIAL OVERVIEW
                            (In Millions of Dollars)



                                                3 Months Ended December                  12 Months Ended December
                                          ------------------------------------    ---------------------------------------
                                                2003       2002      % Change            2003         2002      % Change
                                                ----       ----      --------            ----         ----      --------

 Consolidated -
 Operating Revenues                            $2,564    $2,457          4.4%           $11,276    $10,549          6.9%
 Earnings Before Income Taxes                     151       157         -3.4%             2,086      1,846         13.0%
 Net Income As Reported                           125       167        -25.0%             1,474      1,318         11.8%
 Net Income Excluding One-Time Items (Note)       162       167         -2.8%             1,428      1,318          8.3%

 Alabama Power -
 Operating Revenues                              $912      $865          5.4%            $3,968     $3,711          6.9%
 Earnings Before Income Taxes                     102       121        -15.0%               781        768          1.7%
 Net Income Available to Common                    58        72        -20.1%               473        461          2.5%

 Georgia Power -
 Operating Revenues                            $1,120    $1,094          2.3%            $4,923     $4,822          2.1%
 Earnings Before Income Taxes                     122        72         69.8%               998        976          2.2%
 Net Income Available to Common                    74        49         52.2%               631        618          2.1%

 Gulf Power -
 Operating Revenues                              $212      $203          4.1%              $878       $820          7.0%
 Earnings Before Income Taxes                       4        11        -59.3%               110        104          5.5%
 Net Income Available to Common                     3         8        -56.0%                69         67          2.9%

 Mississippi Power -
 Operating Revenues                              $186      $192         -3.7%              $872       $824          5.8%
 Earnings Before Income Taxes                     (58)        9             -               121        121         -0.1%
 Net Income Available to Common                   (36)        5             -                73         73          0.7%

 Savannah Electric -
 Operating Revenues                               $69       $67          3.5%              $317       $300          5.9%
 Earnings Before Income Taxes                      (1)        0             -                38         35          7.4%
 Net Income Available to Common                    (1)        1             -                23         23         -0.3%

 Southern Power -
 Operating Revenues                              $129       $86         51.0%              $683       $299        128.7%
 Earnings Before Income Taxes                      20        23         -8.1%               240         83        190.1%
 Net Income Available to Common                    12        13         -7.6%               155         54        185.9%



Note: Excludes a one-time after tax gain of $88 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 is $83 million. Also excludes a regulatory expense of $37 million, after taxes, for Mississippi Power recorded in December, 2003.